INVESTOR SERVICES AGREEMENT
CLASS 3 SHARES
          GE Investments Funds, Inc. (the “Company”) and each life insurance company listed on Schedule A hereof (each, an “Insurer;” together, the “Insurers”) mutually agree to the arrangements set forth in this agreement (the “Agreement”) made and entered into effective this 20th day of November, 2009.
RECITALS
     (A) The Company is a Virginia corporation registered under the Investment Company Act of 1940, as amended, (the “1940 Act”) as an open-end management investment company consisting of a number of investment portfolios. This Agreement relates exclusively to the Company’s Total Return Fund (the “Fund”).
     (B) GE Asset Management Incorporated (“GEAM”) is the investment adviser to the Fund. GE Investment Distributors, Inc. (“GEID”) is the principal underwriter of the shares of the Fund.
     (C) The Company issues several classes of shares in connection with the Fund. This Agreement relates exclusively to Class 3 shares of the Fund (the “Shares”).
     (D) Each Insurer issues variable annuity contracts (the “Contracts”) and/or variable life insurance policies (the “Policies”) that offer the Fund as an investment option. As used herein, references to owners of Contracts and Policies include participants under group Contracts and Policies if such participants have either: (1) discretion to allocate purchase payments and transfer Contract or Policy value attributable to them between and among investment options available under the Contracts or Policies, or (2) only the Fund as an investment option.
     (E) Each Insurer has entered into a participation agreement (the “Participation Agreement”) with the Company, GEID and GEAM pursuant to which it purchases shares of the Fund (and other series of the Company’s shares) for its separate accounts.
     (F) Purchase payments made under the Contracts and Policies by their owners are invested in separate accounts of the Insurers. At the direction of owners of Contracts and Policies, the Insurer invests assets of its separate accounts in shares of the Fund.
     (G) Each Insurer (or its agent) performs all of the services necessary to administer the Contracts and Policies issued by it including record keeping and other administrative services that benefit the Company and the Fund for which the Fund would have to pay if not provided by the Insurer (or its agent).
     (H) Each Insurer desires to be compensated for providing the aforementioned record keeping and other administrative services.

     (I) The Company has adopted a plan pursuant to which the Shares shall bear an expense for shareholder services (the “Investor Services Plan”) provided to the Fund and the Company by the Insurers.
     NOW THEREFORE, the parties agree as follows:
1.	Investor Service Expense Payments
(a) Subject to paragraph (c) of this section, the Company agrees to pay each Insurer at the end of each calendar quarter an amount equal, on an annual basis, to % of average daily net assets supporting the Shares held by separate accounts of that Insurer throughout that calendar quarter.
(b) The Company or GEAM shall calculate and make the payment described in paragraph (a) of this section within 90 days of the end of each calendar quarter.
(c) The Company and each Insurer agrees that Shares will be offered only in connection with Contracts and Policies shown on Schedule B hereof.
(d) The Insurers and the Company understand that the Company may enter into similar agreements for record keeping and other administrative services with other insurance companies with regard to the Shares, the Fund, or any other Fund of the Company.
2.	Services Provided by the Insurers
     Each Insurer agrees to provide, including but not limited to, the following record keeping and other administrative services to the Company and the Fund:
•	periodic reporting of information to the Company.

•	preparation, printing and distribution of confirmation and periodic account statements to owners of Contracts and Policies indirectly invested in Shares of the Fund.

•	solicitation of Contract owner and Policy owner voting instructions and tabulation of the same.

•	attendance at and participation in meetings of holders of Shares of the Fund.

•	provide other administrative support to the Company or the Fund as mutually agreed from time to time between the Company and each Insurer.

•	maintain records of daily transactions in separate account units and compute the number of Shares that must be purchased or redeemed each day to support such transactions.

•	to the extent necessary for the Company to comply with Rule 22c-2 under the 1940 Act and its policies on frequent trading, make available to the Company or its agents the records of daily transactions in separate account units, it being understood that the Insurers shall not be obligated to violate any federal or state law or rule or regulation thereunder concerning privacy of Contract owners.
•	assist the Company in complying with Section 314(b) of the USA Patriot Act by implementing policies and procedures reasonably designed to identify owners or prospective owners of Contracts or Policies suspected of possible terrorist or money-laundering activities and prevent the same from indirectly investing in Shares.

•	transmission of requests to purchase and redeem Shares to the Company’s transfer agent or NSCC.

•	assist the Company’s transfer agent in recording the issuance of Shares by maintaining a record of daily purchases and redemptions of Shares.

•	prepare and provide reports to third-party reporting services.

•	relieve the Company, the Fund, or the Company’s transfer agent of other incidental record keeping or administrative services generally provided by mutual funds (or their transfer agents) to their shareholders by providing the same to owners of Contracts and Policies indirectly invested in Shares of the Fund.
3.	Third Party Service Providers
     An Insurer may retain a third-party service provider to perform one or more of the services it is obligated to perform under this Agreement, provided, however, that the retention does not operate to relieve the Insurer of any obligation (including obligations arising from the Insurer’s representations and warranties below) it has to the Company or its affiliates under this Agreement. In addition, retention of unaffiliated third-party service providers is subject the following conditions:
•	the retention must be pursuant to a written agreement (a “retention agreement”) conforming in substance to the terms of this Agreement (i.e., not inconsistent with any term or provision of this Agreement) and provided to the Company for its approval at least seven (7) days in advance of its execution.

•	in the event that the Insurer retains a third-party to perform fewer than all of the services provided for herein, any compensation under this Agreement that the Insurer retains must be commensurate with the services it provides under this agreement.
4.	Nature of Payments
     The Insurers and the Company recognize and agree that the Company’s payments to each Insurer under this Agreement are for record keeping and other administrative services only and do not constitute payment in any manner for: (1) investment advisory services, (2) the cost of distributing the Contracts and Policies, (3) the cost of distributing Shares, (4) the cost of providing “personal services and/or the maintenance of shareholder accounts” as referenced in FINRA Conduct Rule 2830(b)(9) (and having the same meaning given to it in NASD Notices to Members 90-56, 92-41 and 93-12) to owners or prospective owners of Contracts or Policies, or (5) the Insurers’ selection of the Fund. Likewise, the Insurers and the Company recognize and agree that the Company’s payments under this Agreement are not otherwise related to investment advisory or distribution services or expenses.
     The Insurers and the Company recognize and agree that the services each Insurer provides under this Agreement do not make an Insurer either an “administrator” or a “transfer agent” to the Company under Rule 38a-1 under the 1940 Act.
5.	Representations and Warranties
     The Company represents and warrants that:
•	the Company has the legal authority to make the payments under this Agreement.

•	the Company will perform its obligations under this Agreement in compliance with applicable law.

•	the payments made by the Company to each Insurer under this Agreement are for the record keeping and other administrative services described herein and are not “sales charges” as defined in FINRA Conduct Rule 2830(b)(8).

•	the payments made by the Company to each Insurer under this Agreement are not compensation for the purchase or sale of Shares or other Fund shares to any separate account of the Insurer.
     Each Insurer represents and warrants that:
•	the Insurer has the legal authority to accept the payments made to it by the Company under this Agreement.

•	the Insurer will perform its obligations under this Agreement in compliance with applicable law.

•	payments received by the Insurer from the Company under this Agreement are for the record keeping and other administrative services described herein and are not “sales charges” as defined in FINRA Conduct Rule 2830(b)(8).

•	the Insurer will not use the payments made to it by the Company under this Agreement for any purpose coming within the meaning of “personal services and/or the maintenance of shareholder accounts” as referenced in FINRA Conduct Rule 2830(b)(9) (and having the same meaning given to it in FINRA Notices to Members 90-56, 92-41 and 93-12).

•	regarding use of payments made to the Insurer by the Company under this Agreement:

o	the Insurer will not use the payments made to it by the Company under this Agreement to finance sales or sales promotion expenses of the Contracts, Policies or Shares, or to finance any activity primarily intended to result in the sale or distribution of the Contracts, Policies, or Shares.

o	in the case of group Contracts sold to sponsors of employee benefit plans, the Insurer will not use the payments made to it by the Company under this Agreement to finance sales or sales promotion expenses of soliciting plan participants to become participants under a group Contract held by their plan and thereby invest indirectly in Shares, or to finance any activity primarily intended to result in the sale or distribution of the Contracts or Shares to plan participants.

o	in the event that the Insurer pays all or part of the payments made to it by the Company under this Agreement to a record keeper retained by an employee benefit plan holding a group Contract, such record keeper will not be a broker-dealer.
•	payments received by the Insurer from the Company under this Agreement are not compensation to the Insurer for the purchase or sale of Shares or other Fund shares by it for any separate account of the Insurer.

•	the Insurer will not use the payments received from the Company under this Agreement to finance any activity primarily intended to result in the promotion, sale or distribution of Shares or otherwise promote the Fund to owners of Contracts entitled to invest indirectly in Shares services provided by the Insurer to the Company under this Agreement have not been financed or paid for out of revenues received by the Insurer in the form of fees or charges under the Contracts or the Policies, nor does the Insurer receive compensation, except under this Agreement, for the services performed under this Agreement. This provision, however, does not prohibit an Insurer from paying to an agent acting as a third-party service provider pursuant to Section 3 hereof, an amount for providing Investor Services in excess of the amount shown in Section 1(a) hereof.

•	the fees and charges deducted under the Contracts and the Policies, along with the payments received by it from the Company under this Agreement, in the aggregate, are reasonable in relation to the services rendered, the expenses the Insurer incurs or expects to incur, and the risks the Insurer assumes under the Contracts and Policies.

•	the Insurer is solely responsible for the design of the Contracts and Policies including the fees and charges assessed thereunder. The Insurer is solely responsible for the selection of the Fund as a mutual fund investment option for Contracts shown on Schedule B.

•	the Insurer is solely responsible for the selection of the Fund as the sole mutual fund investment option for Contracts shown on Schedule B.

•	the Insurer’s written compliance policies and procedures include policies and procedures reasonably designed to ensure that each representation and warranty herein remains true throughout the term of this agreement.
6.	Annual Certification
     Each Insurer shall provide to the Company upon request written certification of the continued effectiveness of each representation and warranty made by it in section 5 of this Agreement. Likewise, the Company shall provide to each Insurer upon request written certification of the continued effectiveness of each representation and warranty made by it in section 5 of this Agreement.
7. Indemnification
(a) The Company, the Funds and their affiliates shall not be responsible for, and each Insurer shall indemnify and hold the Company, the Funds and their affiliates and their officers, directors, employees, agents, and persons, if any, who control them (within the meaning of the 1940 Act) harmless from an against any and all losses, damages, costs, charges, counsel fees, payments, expenses, and liability, arising out of or attributable to:
•	the Insurer’s lack of good faith or willful misconduct in carrying out its duties and responsibilities under this Agreement,

•	the failure of the Insurer to comply with any applicable law, rule or regulation in connection with the discharge of any obligations under this Agreement, or

•	any breach by the Insurer of any material provision of this Agreement, including any breach by the Insurer of any representation made by it in the Agreement.
(b) The Insurers shall not be responsible for, and the Company shall indemnify and hold each Insurer and its affiliates and their officers, directors, employees, agents, and persons, if any, who control them (within the meaning of the 1940 Act) harmless from an against any and all losses, damages, costs, charges, counsel fees, payments, expenses, and liability, arising out of or attributable to:
•	the Company’s lack of good faith or willful misconduct in carrying out its duties and responsibilities under this Agreement,

•	the failure of the Company to comply with any applicable law, rule or regulation in connection with the discharge of any obligations under this Agreement, or

•	any breach by the Company of any material provision of this Agreement, including any breach by the Company of any representation made by it in the Agreement.

8.	Term
     This Agreement shall remain in full force and effect for a period of one year from November 20, 2009 and shall be automatically renewed thereafter for successive one-year periods, unless otherwise terminated in accordance with Section 9.
9.	Termination
(a) This Agreement shall terminate upon mutual agreement of the Company and the Insurers in writing.
(b) Any party to this Agreement may terminate this Agreement at the end of any one-year term by written notice to the other party at least 30 days before the end of such term.
(c) This Agreement shall automatically terminate upon the termination of the Participation Agreement or upon the termination of the Investor Services Plan.
(d) Section 7 of this Agreement shall survive any termination of this Agreement.
10.	Amendment
     This Agreement may be amended only by mutual agreement of the Company and the Insurers in writing.
11.	Notices
     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered:
(a) To the Insurer, at 700 Newport Center Drive, Newport Beach, CA 92660.
Attention: General Counsel
Phone:            (949) 219-3852           Facsimile:           (949) 219-6952
(b) To the Company, at P.O. Box 7900, 3001 Summer Street, Stamford, CT 06904-7900.
Attention: Senior Vice President and Deputy General Counsel
GE Asset Management Incorporated
Phone:            (203) 708-3191            Facsimile:            (203) 708-3234
12.	Miscellaneous
(a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

(b) Assignment. No party may assign the Agreement, or any of the rights, obligations, or liabilities under the Agreement, without the written consent of the other parties.
(c) Intended Beneficiaries. No provision of this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. The Agreement is intended for the exclusive benefit of the parties hereto.
(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument.
(e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to the conflict of laws principles thereof.
(f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been part of the Agreement.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PACIFIC LIFE AND ANNUITY		GE INVESTMENTS FUNDS, INC.
COMPANY

By:		By:

Name:		Name:

Title:	Assistant Vice President	Title:

Attest:

Name:

Title:	Corporate Secretary

PACIFIC LIFE INSURANCE
COMPANY

By:

Name:

Title:	Assistant Vice President

Attest:

Name:

Title:	Corporate Secretary

Schedule A
Life Insurance Companies
Pacific Life & Annuity Company
Pacific Life Insurance Company

Schedule B
Variable Annuity Contracts Registered Under the Securities Act of 1933
The following Contracts are offered by both Pacific Life Insurance Company and Pacific Life & Annuity Company unless otherwise noted below. The variable annuity contracts are:
Pacific Value
Pacific Value Edge
Pacific Voyages
Pacific Innovations*
Pacific Innovations Select
Pacific Select Variable Annuity*
Pacific One*
Pacific One Select
Pacific Portfolios
Pacific Portfolios for Chase
Pacific Explorer
Pacific Journey
Pacific Odyssey
Pacific Destinations

*	These Contracts are only offered by Pacific Life Insurance Company.